Exhibit 2

THIS NOTE WAS ORIGINALLY ISSUED ON DECEMBER 21, 1999 AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS NOTE. THIS NOTE IS ALSO SUBJECT TO SECURITIES PURCHASE AGREEMENT DATED AS OF DECEMBER 21, 1999 BETWEEN INTERNET SPORTS NETWORK, INC. (THE "COMPANY") AND SPORTSLINE.COM, INC. (THE "PURCHASE AGREEMENT"). A COPY OF THE PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST.

                          INTERNET SPORTS NETWORK, INC.

                           CONVERTIBLE PROMISSORY NOTE

Date of Issuance: December 21, 1999                                $5,000,000.00

         Internet Sports Network, Inc., a Florida corporation (the "Company"), for value received, promises to pay to the order of SportsLine.com, Inc., Delaware corporation ("SportsLine"), or its permitted assigns (SportsLine or such permitted assigns, the "Holder"), the sum of FIVE MILLION DOLLARS ($5,000,000.00), plus simple interest thereon from the Date of Issuance until paid at an annual interest rate, calculated on the basis of a 360 day year, equal to 5%. The principal hereof, and the interest thereon, shall be payable by mail to the registered address of the Holder on the date (the "Maturity Date") which is the fourth anniversary of the Effective Date (as defined in the Promotion Agreement) of the Promotion Agreement; provided, however, that if the Promotion Agreement is terminated by SportsLine pursuant to Section 19(a) of the Promotion Agreement (material breach by the Company) or Section 19(b) of the Promotion Agreement (Change in Control of Company), then the Maturity Date shall be the date that any such termination becomes effective. Notwithstanding the foregoing, no payment of principal or interest shall be required to the extent that such principal and interest is or has been converted into equity securities of the Company pursuant to the terms hereof. This Note may not be prepaid without the consent the Holder.

         Certain capitalized terms used herein are defined in Section 8 hereof.

         The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

         SECTION 1. Conversion of Note.

         1A. Conversion. So long as this Note is outstanding (the "Exercise Period") at any time and from time to time, the Holder may convert all or any portion of the outstanding principal hereof and unpaid interest thereon (the "Debt"), and upon the occurrence of a Qualified Public
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Offering all of the Debt shall be automatically converted into, a number of shares of Conversion Stock (including any fraction of a share) computed by dividing the portion of the Debt to be converted by the Conversion Price then in effect. At the time of any conversion of the Debt or a portion thereof, the rights of the Holder with respect to such portion of the Debt so converted shall cease and the Holder so converting shall be deemed to have become the record holder of the shares of Conversion Stock issuable upon such conversion.

         1B. Conversion Procedure. (i) Except as otherwise provided herein, each conversion of the Debt or a portion thereof shall be deemed to have occurred when all of the following items have been delivered to the Company during the Exercise Period (the "Conversion Time"):

         (a) a completed Conversion Agreement, as described in Section 1C below, executed by the Holder;

         (b) this Note; and

         (c) if the Holder is not SportsLine, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Note to the Holder;

         (ii) Certificates for shares of Conversion Stock issuable by reason of such conversion shall be delivered by the Company to the Holder within three days after the date of the Conversion Time together with any cash payable in lieu of a fraction of a share pursuant to Section 13 hereof. Unless this Note has been paid or converted in full, the Company shall prepare a new Note, substantially identical hereto, representing the portion of the Debt not being converted or paid and shall, within such three-day period, deliver such new Note to the Person designated for delivery in the Conversion Agreement.

         (iii) The shares of Conversion Stock issuable upon the conversion of the Debt or a portion thereof shall be deemed to have been issued to the Holder at the Conversion Time, and the Holder shall be deemed for all purposes to have become the registered holder of such shares at the Conversion Time.

         (iv) The issuance of certificates for shares of Conversion Stock shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of such shares (other than transfer or other applicable taxes payable because the Holder is other than SportsLine).

         (v) The Company shall not close its books against the transfer of this Note or of any shares of Conversion Stock issued or issuable upon the conversion of the Debt or a portion thereof in any manner which interferes with the timely exercise of the conversion rights under this Note. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued shares of Conversion Stock issuable upon conversion hereunder is at all times equal to or less than the Conversion Price then in effect. In the event that the Company fails to comply with its obligations set forth in the foregoing sentence, the Holder may (but shall not be obligated to) convert the Debt or a portion thereof at a
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deemed Conversion Price equal to par value, and the Company shall be obligated to reimburse the Holder for the aggregate amount of consideration paid in connection with such conversion in excess of the actual Conversion Price then in effect.

         (vi) The Company shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any conversion under this Note (including, without limitation, making any filings required to be made by the Company).

         (vii) Notwithstanding any other provision hereof, if the conversion of any portion of this Note is to be made in connection with a Change of Control or other transaction affecting the Company, such conversion may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until immediately prior to the consummation of such transaction.

         (viii) The Company shall at all times reserve and keep available out of its authorized but unissued Conversion Stock solely for the purpose of issuance upon the conversion of this Note, the maximum number of shares of Conversion Stock issuable upon the conversion of this Note. All shares which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to ensure that all such shares may be so issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange or trading market upon which shares of Conversion Stock or other securities into which this Note may be converted may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of this Note.

         (ix) If the shares of Conversion Stock issuable by reason of conversion under this Note are at the time of any such conversion convertible into or exchangeable for any other stock or securities of the Company, the Company shall, at the Holder's option and upon the conversion of this Note as provided above, together with any notice, statement or payment required to effect such conversion or exchange of such shares, deliver to the Holder (or as otherwise specified by the Holder) a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are convertible or exchangeable, registered in such name or names and in such denomination or denominations as such Holder has specified.

         (x) The Company shall not, and shall not permit its Subsidiaries to, directly or indirectly, by any action avoid or seek to avoid the observance or performance of any of terms of this Note or impair or diminish its value (except for any action which ratably affects all shares of Conversion Stock), but shall at all times in good faith assist in the carrying out of all such terms of this Note. Without limiting the generality of the foregoing, the Company shall (a) obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction
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thereof as may be necessary to enable the Company to perform its obligations under this Note and (b) not undertake any reverse stock split, combination, reorganization or other reclassification of its capital stock which would have the effect of causing a material portion of the conversion rights represented hereby to become exercisable for less than one share of Conversion Stock.

         1C. Conversion Agreement. Upon any conversion under this Note, the Holder shall deliver to the Company a Conversion Agreement in substantially the form set forth in Exhibit I hereto, except that if the shares issuable upon such conversion are not to be issued in the name of the Holder, the Conversion Agreement shall also state the name of the Person to whom the certificates for such shares are to be issued, and if the number of such shares to be issued does not include all of the shares of Conversion Stock issuable hereunder, it shall also state the name of the Person to whom a new Note is to be issued.

         SECTION 2. Adjustment of Conversion Price and Number of Shares.

         The initial Conversion Price shall be $2.90. In order to prevent dilution of the conversion rights granted under this Note, the initial Conversion Price shall be subject to adjustment from time to time (as so adjusted, the "Conversion Price") as provided in this Section 2.

         2A. Adjustment Formula. If and whenever on or after the Date of Issuance and prior to the expiration of the Exercise Period the Company issues or sells, or in accordance with Section 2C is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to either (x) the consideration per share of such issuance or sale or deemed issuance or sale if such issuance or sale or deemed issuance or sale occurs on or prior to December 21, 2000, or (y) the amount determined by dividing (i) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus
(2) the consideration, if any, received by the Company upon such issue or sale, by (ii) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale, if such issuance or sale or deemed issuance or sale occurs after December 21, 2000, but prior to the expiration of the Exercise Period. .

         2B. Exceptions. Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of:

         (i) shares of Common Stock issuable pursuant to options, warrants, convertible securities or other rights outstanding on the Date of Issuance, and

         (ii) shares of Common Stock as consideration for the acquisition of any interest in any business or company from a Person other than an Affiliate (A) which acquisition is not prohibited pursuant to the Purchase Agreement, and (B) so long as the Fair Market Value of the
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Conversion Stock as of the closing of such acquisition exceeds $2.90 per share
(as such price is proportionately adjusted for subsequent stock splits, combinations of shares and stock dividends affecting the Conversion Stock).

         2C. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 2A, the following shall be applicable during the Exercise Period:

         (1) Issuance of Rights or Options. If the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (2) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments
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of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

         (3) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2C, if the terms of any Option or Convertible Security which was outstanding as of the Date of Issuance of this Note are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

         (4) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this Section 2C, the expiration or termination of any Option or Convertible Security which was outstanding as of the Date of Issuance shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Date of Issuance.

         (5) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Fair Market Value thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving Company, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined in good faith by the Board of Directors of the Company and such determination shall be delivered in writing to the Holder. In the event that the Holder disputes such determination of fair value, the Holder shall so inform the Company in writing within 10 days after receipt of the Company's determination and the

Company and such Holder shall negotiate in good faith to determine a mutually acceptable fair value. If such parties are unable to reach agreement within 30 days after the Holder has given the Company written notice of its dispute, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

         (6) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.001.

         (7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

         (8) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or
(ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         2D. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         2E. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction in each case which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Holder) to ensure that the Holder shall thereafter have the right to acquire and receive upon conversion hereof, in lieu of or addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon conversion hereunder, such shares of stock, securities or assets as such Holder would have received in connection with such Organic Change if such holder had converted this Note immediately prior to such Organic Change. In each such case, the Company shall also make appropriate provision (in form and substance satisfactory to the Holder) to insure that the provisions of this Section 2 and Section 4 hereof shall thereafter be applicable to this Note (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such Organic Change and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion under this Note, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change). The Company shall not effect any such Organic Change unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from such Organic Change assumes by written instrument (in form and substance reasonably satisfactory to the Holder) the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire.

         2F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features other than as contemplated by Section 2B hereof), then the Company's Board of Directors shall make an appropriate adjustment in the Conversion Price and the number of shares of Conversion Stock obtainable upon conversion of this Note so as to protect the rights of the Holder of this Note; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 2 or decrease the number of shares of Conversion Stock issuable upon conversion of this Note.

         2G. Notices. (i) Promptly after any adjustment of the Conversion Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment. (ii) The Company shall give written notice to the Holder at least 20 days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon its Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation. (iii) The Company shall also give written notice to the Holder at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

         SECTION 3. Liquidating Dividends.

         If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "Liquidating Dividend"), then the Company shall pay to the Holder of this Note at the time of payment thereof the Liquidating Dividend which would have been paid to such Holder on the shares of Conversion Stock had the outstanding Debt had been fully converted immediately prior to the date on which a record is taken for such Liquidating Dividend reduced by an amount equal to the outstanding Debt under this Note, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         SECTION 4. Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holder hereof shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Notes immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         SECTION 5. No Voting Rights; Limitations of Liability.

         This Note shall not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Holder to acquire shares of Conversion Stock, and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such Holder for the Conversion Price of shares of Conversion Stock acquirable by conversion hereof or as a stockholder of the Company.

         SECTION 6. Transferability.

         Subject to the transfer conditions referred to in the legend endorsed hereon and applicable securities laws, this Note and all rights hereunder are transferable, in whole or in part, without charge to the Holder, upon surrender of this Note with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company, with the prior written consent of the Company, such consent not to be unreasonably withheld, provided, however, that no such consent shall be required if any such transfer is to an Affiliate of SportsLine.

         SECTION 7. Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new Notes of like tenor representing in the aggregate Debt hereunder, and each of such new Notes shall represent such portion of Debt as is designated by the Holder at the time of such surrender. At the request of the Holder (pursuant to a transfer of Notes or otherwise), this Note may be exchanged for one or more Notes. The date the Company initially issues Notes pursuant to the Purchase Agreement shall be deemed to be the "Date of Issuance" regardless of the number of times new Notes shall be issued. All Notes representing portions of the rights hereunder are referred to herein as the "Notes."

         SECTION 8. Definitions.

         The following terms have the meanings set forth below:

         "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling or controlled by or is under direct or indirect control with such specified Person.

         "Board of Directors" means the board of directors of the Company.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than SportsLine or a Related Party of SportsLine, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than SportsLine and its Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," such "person" shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors, (v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance), or (vi) a Change of Control of any Person holding a majority of the outstanding shares of Voting Stock of the Company. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

         "Common Stock" means the Company's Common Stock, $.001 par value per share, or any securities into which such Common Stock is hereafter converted or exchanged.

         "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2C(1) and 2C(2) hereof.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Date of Issuance or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Conversion Stock" means shares of the Company's Common Stock issuable upon conversion under this Note; provided, that if the securities issuable upon such conversion are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean shares of the security issuable upon such conversion if such security is issuable in shares, or shall mean the equivalent units in which such security is issuable if such security is not issuable in shares.

         "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock, other than any such securities referred to in Section 2B above.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect.

         "Fair Market Value" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed or as reported on the NASDAQ National Market, or, if there has been no sales on any such exchange or reported on the NASDAQ National Market on any day, the average of the highest bid and lowest asked prices on all such exchanges or reported at the end of such day, or, if on any day such security is not so listed or included in the NASDAQ National Market, the average of the representative bid and asked prices quoted in the NASDAQ Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Fair Market Value" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ National Market, the NASDAQ Stock Market or the over-the-counter market, the "Fair Market Value" shall be determined in good faith by the Board of Directors of the Company and such determination shall be delivered in writing to the Holder. In the event that the Holder disputes such determination of Fair Market Value, the Holder shall so inform the Company in writing within 10 days after receipt of the Company's determination and the Company and such Holder shall negotiate in good faith to determine a mutually acceptable Fair Market Value. If such parties are unable to reach agreement within 30 days after the Holder has given the

Company written notice of its dispute, the Fair Market Value of such security shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

         "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities other than rights, Notes or options referred to in Section 2B above.

         "Person" means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Promotion Agreement" means that certain Promotion Agreement of even date herewith between SportsLine and the Company.

         "Qualified Public Offering" means an offering by the Company of its Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any comparable statement under any similar federal statute then in effect, providing gross proceeds to the Company of not less than $20 million, having an initial per share price to the public of not less than $5.00, and based upon such initial offering price, indicates a Company valuation of not less than the sum of $80 million plus the gross proceeds of such offering.

         "Related Party" with respect to SportsLine means (A) any controlling stockholder, Subsidiary, or spouse or immediate family member (in the case of an individual) of SportsLine or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority interest of which consist of SportsLine and/or such other Persons referred to in the immediately preceding clause (A).

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or managers thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and
(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         SECTION 9. Replacement.

         Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Note, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the Holder is SportsLine or a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

         SECTION 10. Defaults.

         The Holder may by a notice in writing to the Company declare the entire unpaid principal and accrued interest on this Note immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company, if any of the following events shall occur:

         (i) Failure to make payment of principal of the Note and accrued interest thereon when due; or

         (ii) The institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it under applicable federal or state law, or the consent by it to, or acquiescence in, the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official, of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

         (iii) Within 60 days after the commencement of proceedings against the Company seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or the stay of any such order or proceedings shall thereafter be set aside, or, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

         (iv) Any of the representations and warranties of the Company set forth in the Purchase Agreement is untrue in any material respect and such breach is not cured within a period of 30 days from the date of receipt of notice from the Holder; or

         (v) The Company fails to perform or observe any material covenant or agreement set forth in this Note, the Purchase Agreement or the Warrant issued pursuant to the Purchase

Agreement; provided however, that if such breach is curable then this Note shall not be in default until 30 days after the date of receipt of notice from the Holder as to such breach.

The Company shall pay all expenses of the Holder incurred for the collection of this Note, including reasonable attorney's fees and legal expenses.

         SECTION 11. Notices.

         Except as otherwise expressly provided herein, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Company, at its principal executive offices and
(ii) to the Holder, at such Holder's address as it appears in the records of the Company (unless otherwise indicated by such Holder).

         SECTION 12. Amendment and Waiver.

         No amendment, modification or waiver will be binding or effective with respect to any provision of this Note without the prior written consent of the Holder hereof.

         SECTION 13. Fractions of Shares.

         If any fractional interest in a Conversion Share would, except for the provisions of this subparagraph, be delivered upon any conversion under of this Note, at the request of the Holder the Company, in lieu of delivering the fractional share therefor, shall pay an amount to the Holder thereof equal to the Fair Market Value of such fractional interest as of the date of conversion.

         SECTION 14. Miscellaneous.

         (i) This Note may only be transferred in compliance with applicable state and federal laws. All rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, and administrators of the parties.

         (ii) The descriptive headings of the several Sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. This Note shall be governed by the laws of the State of Florida applicable to contracts between Florida residents wholly to be performed in Florida.

         IN WITNESS WHEREOF, the Company has caused this Note to be signed and attested by its duly authorized officers under its corporate seal and to be dated as of the date hereof.


                                            INTERNET SPORTS NETWORK, INC.


                                            By: /s/ Andrew DeFrancesco
                                                --------------------------------
                                                Name:  Andrew DeFrancesco
                                                Title: Chairman and CEO